Exhibit 23.2



                          INDEPENDENT AUDITORS' CONSENT


To the Board of Directors and Stockholders of United States Filter Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-8 (relating to the Mega Systems and Chemicals, Inc. Nonqualified Stock Option Agreements) of United States Filter Corporation of our report dated June 1, 1998 and subsequent report dated June 1, 1998, except for the acquisition of Culligan, which is discussed in notes 9 and 21, which is as of June 15, 1998, relating to the consolidated balance sheets of United States Filter Corporation and subsidiaries as of March 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 1998, which reports appear in the March 31, 1998 Annual Report on Form 10-K and Current Report on Form 8-K/A dated September 18, 1998 (amending the Current Report on Form 8-K dated June 15,
1998), respectively, of United States Filter Corporation.

/s/ KPMG Peat Marwick LLP

Orange County, California
November 11, 1998